EXHIBIT 10.70

GESCHÄFTSFÜHRER- DIENSTVERTRAG	SERVICE CONTRACT FOR MANAGING DIRECTOR
zwischen	between
Toys “R” Us GmbH Köhlerstraße 8 D-50827 Köln, Germany
(nachfolgend “Gesellschaft” / hereinafter “Company”)
und	and
Herrn / Mr. Dr. Wolfgang Link In der Rehwiese 9 D-40629 Düsseldorf
(nachfolgend “Geschäftsführer” und / oder „Executive” / hereinafter “Managing Director” and / or „Executive”)

Präambel / Preamble
Die Gesellschafter der Gesellschaft haben Herrn Dr. Wolfgang Link mit Wirkung zum 1. August 2007 zum Geschäftsführer der Gesellschaft bestellt. Herr Dr. Link erbringt seine Tätigkeit auf der Basis des Geschäftsführerdienstvertrags vom 23. / 24. März 2007.
Mit Wirkung ab dem 31. Oktober 2013 soll Herr Dr. Link zum Präsident Toys “R” Us, Europe ernannt werden. Mit der Ernennung werden bestimmte Bedingungen des Anstellungsverhältnisses von Herrn Dr. Link geändert. Die Parteien nehmen dies zum Anlass, ihre Rechtsbeziehungen auf eine neue Grundlage zu stellen und schließen hierzu den nachfolgenden Geschäftsführdienstvertrag (nachfolgend “Dienstvertrag”), der den Vertrag vom 23. / 24. März 2007 mit Wirkung ab dem 31. Oktober 2013 ersetzt:

The shareholders of the Company have appointed Mr. Dr. Wolfgang Link as managing director of the Company as of August 1, 2007. Mr. Link performs his services on the basis of the managing director service contract dated March 23 / 24, 2007.
As of October 31, 2013, Mr. Link shall be appointed President Toys “R” Us, Europe. With this appointment, certain conditions of Mr. Link’s service relationship will be changed. The parties take this as reason to put their legal relations onto a new basis and for this reason, conclude the following managing director service contract (hereinafter “Service Contract“) which shall replace the contract dated March 23 / 24, 2007 effective as of October 31, 2013.

1.	Aufgabenbereich und Pflichten	1.	Position and Scope of Duties
1.1	Mit Wirkung zum 31. Oktober 2013 wird der Geschäftsführer als Geschäftsführer und Präsident Toys “R” Us, Europe tätig. In dieser Funktion wird er für die laufenden Geschäfte aller europäischen Gesellschaften der Toys “R” Us, Inc., inklusive aber nicht ausschließlich, der Gesellschaft verantwortlich sein. Die Gesellschafter behalten sich das Recht vor, weitere Geschäftsführer zu bestellen und /oder dem Geschäftsführer andere oder weitere Tätigkeiten sowie	1.1
As of October 31, 2013, the Managing Director shall serve as managing director and President Toys “R” Us, Europe. In such capacity he shall be in charge of the day-to-day operations of all European companies of Toys “R” Us, Inc. including, but not limited to, the Company.
The shareholders reserve the right to appoint additional managing directors (Geschäftsführer) and /or assign different or additional responsibilities to the Managing Director and determine an

	Verantwortungsbereiche zuzuweisen und Allein- oder Gesamtvertretungsberechtigung einzuräumen.		allocation of responsibilities as well as the authority to represent the Company singly or jointly.
1.2	Der Geschäftsführer wird seine Pflichten mit der Sorgfalt eines ordentlichen Kaufmanns gemäß den Regelungen dieses Dienstvertrages, des Gesellschaftsvertrags, den generellen und speziellen Anordnungen und Weisungen der Gesellschafter oder des CEO der Toys „R“ Us Inc. und in Übereinstimmung mit den Gesetzen erfüllen. Der Geschäftsführer ist an alle Richtlinien und Anordnungen der Gesellschaft in ihrer jeweiligen Fassung gebunden.	1.2
The Managing Director shall perform his duties by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company's Articles of Association, the general and specific directives or instructions given by the shareholders or the CEO of Toys “R” Us Inc. and in accordance with the law. The Managing Director is bound by all policies and directives of the Company as amended from time to time.

1.3	Der Geschäftsführer berichtet an den CEO der Toys „R“ Us Inc. und an jedes andere Mitglied der Toys “R” Us Gruppe, das von den Gesellschaftern oder dem CEO der Toys „R“ Us Inc. bestimmt wird. Der Geschäftsführer wird sich mit dem CEO der Toys „R“ Us Inc. zu allen Vorgängen abstimmen, die außerhalb des üblichen Geschäftsverlaufs liegen. Im Zweifel hat er schriftliche Weisungen einzuholen.	1.3
The Managing Director shall report to the CEO of Toys “R” Us Inc, and to any other employee of the Toys “R” Us Group which the shareholders or the CEO of Toys “R” Us Inc. may determine. The Managing Director shall consult with the CEO of Toys „R“ Us Inc. on any issue that is beyond the ordinary operation of the business. In case of doubt, he shall request directions in writing.

1.4	Die Arbeitszeit des Geschäftsführers richtet sich nach den geschäftlichen Erfordernissen. Der Geschäftsführer ist überdies bereit, entsprechend den geschäftlichen Erfordernissen Dienstreisen innerhalb und außerhalb Deutschlands vorzunehmen.	1.4	The Managing Director shall work whatever hours are required. Furthermore, the Managing Director is prepared to undertake business trips within and outside of Germany as the business requires.
2.	Nebentätigkeiten	2.	Other Activities

2.1	Der Geschäftsführer verpflichtet sich, seine ganze Arbeitszeit und Arbeitskraft der Gesellschaft zu widmen. Es ist ihm während der Dauer dieses Dienstvertrages nicht gestattet, eine andere Tätigkeit, sei es gegen oder ohne Vergütung, auszuüben, es sei denn, es liegt zuvor eine ausdrückliche schriftliche Einwilligung der Gesellschafterversammlung oder des CEO der Toys “R” Us, Inc. vor.	2.1
The Managing Director shall devote his full working time and ability to the Company's business. For the duration of this Service Contract, any other activity, be it with or without remuneration, is subject to the explicit prior written consent of the shareholders or of the CEO of Toys “R” Us, Inc.

2.2	Wissenschaftliche und publizistische Tätigkeit ist gestattet, wenn diese zuvor der Gesellschaft mitgeteilt wird, sie die Tätigkeit und die Arbeitskraft des Geschäftsführers nicht nachteilig beeinflusst, eine Preisgabe vertraulicher Informationen nicht zu erwarten ist und die Interessen der Gesellschaft nicht in anderer Weise beeinträchtigt werden.	2.2
Academic and journalistic activity is permitted, provided that the Company is informed previously and that such activity does not adversely affect the function and working capacity of the Managing Director, a disclosure of confidential information is not to be expected, and this does not in any other way interfere with the interests of the Company.

3.	Zustimmungsbedürftige Geschäfte	3.	Transactions Subject to Consent
3.1	Der Geschäftsführer ist in Übereinstimmung mit den Regeln und Vorschriften der Toys „R“ Us Inc. und der Gesellschaft in ihrer jeweiligen Fassung allein zeichnungsberechtigt.	3.1	The Managing Director shall have sole signing authority in accordance with the rules and regulations provided by Toys “R” Us Inc. and the Company from time to time.
3.2	Für alle Geschäfte, die über die übliche Tätigkeit der Gesellschaft hinausgehen, bedarf der Geschäftsführer der vorherigen schriftlichen Einwilligung der Gesellschafter oder des CEO der Toys “R” Us, Inc.	3.2	For all business transactions beyond the ordinary operations of the Company, the Managing Director shall obtain the prior written approval of the shareholders or of the CEO of Toys “R” Us, Inc.
4.	Vergütung, Bonus, Änderungsvorbehalt	4.	Remuneration, Bonus, Right to Amend

4.1
Der Geschäftsführer erhält ein jährliches Grundgehalt in Höhe von EUR 435.000 brutto. Der sich ergebende Nettobetrag ist in zwölf gleichen monatlichen Beträgen am Ende eines Monats zahlbar.
Außerdem trägt die Gesellschaft die gesetzlich vorgeschriebenen Sozialversicherungsbeiträge einschließlich Arbeitslosen-, Kranken- und Pflegeversicherung. Sofern der Geschäftsführer eine private Krankenversicherung anstelle der gesetzlichen Krankenversicherung wählt, trägt die Gesellschaft die Hälfte der Beiträge bis zur Höhe dessen, was die Gesellschaft als ihren Anteil zur gesetzlichen Krankenversicherung des Geschäftsführers tragen müsste.
4.1
The Managing Director shall be entitled to an annual gross base salary in the amount of EUR 435,000, the net amount of which shall be paid in 12 equal monthly installments, payable in arrears.
In addition, the Company shall pay the mandatory social security contributions (Sozialversicherungsbeiträge) including contributions to state unemployment insurance, health insurance and nursing care insurance. In case the Managing Director opts for a private health insurance instead of the statutory health insurance, the Company will bear half of the contributions to the Managing Director’s private health insurance up to a maximum of the amount which it would have to pay for the statutory health insurance.

Mit Zahlung des vorgenannten Gehalts ist die gesamte Tätigkeit des Geschäftsführers nach diesem Dienstvertrag abgegolten. Insbesondere hat der Geschäftsführer keinen zusätzlichen Vergütungsanspruch für etwaige Überstunden.

By payment of the above mentioned remuneration, all activities which the Managing Director has to perform under this Service Contract shall be compensated. In particular, the Managing Director shall not be entitled to any additional compensation of overtime work.

4.2	Die Leistung und das jährliche Grundgehalt des Geschäftsführers werden jährlich überprüft, voraussichtlich jeden April. Eine Entscheidung über eine Erhöhung des Gehalts verbleibt im alleinigen Ermessen des Board of Directors der Toys “R” Us, Inc. (nachfolgend „Board“).	4.2
The Managing Director's performance and annual base salary will be reviewed on an annual basis, approximately each April. The decision whether to increase the Managing Director's salary shall remain at the sole discretion of the board of directors of Toys “R” Us, Inc. (hereinafter “Board”).

4.3	Der Geschäftsführer soll weiterhin an dem Management Incentive Plan der Toys “R” Us, Inc. teilnehmen.	4.3	The Managing Director shall continue to participate in the Management Incentive Plan of Toys “R” Us, Inc.
	Beginnend ab dem 31. Oktober 2013 beträgt der Zielbonus des Geschäftsführers 100% seines jährlichen Grundgehalts, wie es unter 4.1 dieses Dienstvertrags definiert ist.		Beginning October 31, 2013, the Managing Director’s target incentive is 100% of Managing Director’s annual base salary as defined in Clause 4.1 of this Service Contract.
	Der Bonus ist zahlbar, sofern der Geschäftsführer verschiedene Leistungsziele erreicht, die das Board festgesetzt hat.		The incentive is payable upon the achievement of certain performance targets established by the the Board.
	Für das Geschäftsjahr 2013 (das am 3. Februar 2013 beginnt und bis zum 1. Februar 2014 läuft), soll der Zielbonus anhand der Kriterien gezahlt werden, die in Anhang A festgelegt sind.		For fiscal year 2013 (i.e., on February 3, 2013 until February 1, 2014), the target incentive shall be payable based upon the criteria set forth in Addendum A.

Hiernach wird für jedes folgende Geschäftsjahr der Zielbonus mit den Merkmalen und Gewichtungen übereinstimmen, wie sie vom Board in alleinigem Ermessen für andere Executives auf ähnlicher Ebene und in den Bedingungen des Management Incentive Plans der Toys “R” Us, Inc. in seiner jeweils gültigen Form festgelegt worden sind.

Thereafter, for each fiscal year, the target incentive shall be consistent with the metrics and weightings adopted by the Board, at its sole discretion, for similarly situated executives under the terms and conditions of the Management Incentive Plan of Toys “R” Us, Inc. as amended from time to time.

	Darüber hinaus wird die Gesellschaft gemäß Ziffer 4.4 monatlich Beiträge zu dem individuellen Pensionsplan des Geschäftsführers leisten.		In addition, in accordance with Clause 4.4 the Company shall make monthly contributions into the individual pension plan of the Managing Director.
Wenn die Gesellschaft den Dienstvertrag aus anderen als wichtigem Grund (§ 626 BGB) kündigt, ist der Geschäftsführer berechtigt, einen Incentive Bonus für das Jahr zu
If the Company terminates this Service Contract for other reasons than cause (Section 626 German Civil Code), the Managing Director is eligible to receive incentive bonus for the year in which the Service Contract ends based on actual erhalten, in dem das Dienstverhältnis endet. Diese Incentive Bonuszahlung basiert auf den tatsächlichen finanziellen und individuellen Ergebnissen, wobei hinsichtlich der individuellen Ergebnisse zum Zeitpunkt, in dem die Kündigung des Vertrages wirksam wird, von voller Zielerreichung ausgegangen wird. Die Erreichung der finanziellen Ziele richtet sich hingegen nach den tatsächlich erreichten Geschäftsergebnissen im jeweiligen Geschäftsjahr. Der Bonus wird anteilig auf der Basis der Tage des Bestehens des Vertrags in dem Geschäftsjahr gewährt. Die anteilige Incentive Bonuszahlung wird gemäß den Regelungen und Bedingungen des Management Incentive Plans – in der Fassung zum Kündigungszeitpunkt – gewährt und voraussichtlich im April des der Kündigung folgenden Jahres fällig.

financial results and individual results. Regarding the individual results, a full achievement of target at the time the termination becomes effective is agreed. In contrast, regarding the financial results, the achievement of financial targets depends on the actual business results achieved during the respective financial year. The bonus shall be paid prorated on the basis of the days actually contracted during this fiscal year. This prorated incentive bonus payment will be paid and become due according to the terms and conditions of the Management Incentive Plan as in place in the year of termination, presumably in April of the year following the termination.

Wenn der Geschäftsführer den Dienstvertrag aus einem anderen als einem wichtigen Grund (§ 626 BGB) kündigt, ist er dazu berechtigt, eine Bonuszahlung für das Geschäftsjahr zu erhalten, das dem Beendigungsdatum vorangeht. Die Bonuszahlung erfolgt nur dann, wenn das Dienstverhältnis zum Zeitpunkt der jährlichen Bonusauszahlung noch besteht. Dieser Zeitpunkt ist grundsätzlich die erste Woche im April des betreffenden Jahres. Er ist nicht zum Empfang eines Leistungsbonus für das Geschäftsjahr berechtigt, in dem das Dienstverhältnis tatsächlich endet.

If the Managing Director terminates the Service Contract for another reason than cause (Section 626 German Civil Code) he is only entitled to receive the incentive bonus for the fiscal year preceding the effective termination date if his service relationship is still in force on the date this bonus is paid. This is generally the first week of April in the respective year. He is not entitled to any incentive bonus for the fiscal year in which the employment relationship effectively terminates.

Die Gesellschaft und das Board behalten sich vor, den vorgenannten Management Incentive Plan sowie alle anderen möglicherweise zukünftig bestehenden Bonuspläne, insbesondere die darin vereinbarten Ziele und Bonussätze, auch bei zeitlich befristeten Plänen, aus betrieblichen oder wirtschaftlichen Gründen oder aufgrund der Leistung des Geschäftsführers zu ändern, es sei denn, eine solche Änderung ist dem Geschäftsführer unzumutbar. Als wirtschaftliche oder betriebliche Gründe gelten insbesondere die wirtschaftliche Entwicklung und Lage der Gesellschaft sowie die Änderung oder Neueinführung von Produktlinien bzw. deren Preisgestaltung oder der Vertriebsgebiete.

The Company and the Board reserve the right to amend the mentioned Management Incentive Plan and any other future incentive bonus plans, in particular the targets and bonus rates agreed upon therein, for economic or business reasons or due to the performance of the Managing Director, unless such an amendment is unreasonable for the Managing Director. This also applies to plans which are limited in time. Economic or business reasons are, in particular the economic development and circumstances of the Company as well as the alteration or new introduction of product lines resp. their pricing or the sales territory.

4.4	Der Geschäftsführer ist weiterhin berechtigt, an einem individuellen Pensionsplan teilzunehmen. Dieser wurde von der Gesellschaft mit seinem Einverständnis nach Beschäftigungsbeginn festgelegt. Die Gesellschaft zahlt wie bisher monatlich einen Beitrag zu dem Pensionsplan, der einem Zwölftel von 15 % der jährlichen Geschäftsführergrundvergütung gemäß 4.1 in der zum Zahlungszeitpunkt maßgeblichen Höhe entspricht.	4.4
Managing Director continues to be eligible to participate in an individual pension plan that was established with his agreement by the Company after commencement of work. The Company shall continue to make monthly contributions into this pension plan that equals one twelfth of 15 % of the Managing Director’s annual base salary according to 4.1 as applicable at the time of payment.

4.5
Die Gesellschaft wird die Toys “R” Us, Inc. anregen, den Geschäftsführer an dem Management Equity Plan teilhaben zu lassen. Die Abrede, einschließlich der detaillierten Regelungen, wird Teil einer separaten Vereinbarung zwischen dem Geschäftsführer und der Toys “R” Us, Inc. sein.

The Company will encourage Toys “R” Us, Inc. to let the Managing Director participate in the Management Equity Plan. The agreement including the detailed provisions will be part of a separate agreement between the Managing Director and Toys “R” Us, Inc.

5.	Weitere Leistungen	5.	Other Benefits
5.1	Reisekosten und sonstige notwendige und angemessene Auslagen, die der Geschäftsführer im Interesse der Gesellschaft aufwendet, werden ihm im Rahmen der jeweils geltenden Richtlinien der Gesellschaft und der deutschen steuerrechtlichen Regelungen erstattet.	5.1
Travel expenses and other necessary and reasonable expenses incurred by the Managing Director in the furtherance of the Company's business shall be reimbursed to him according to the guidelines of the Company and the applicable German tax regulations.

5.2
Der Geschäftsführer wird einen Firmenwagen (Typ Audi A 8, 3.7 oder vergleichbar) für den Geschäfts- und Privatgebrauch erhalten sowie alle gerechtfertigten Wartungskosten und Unterhaltskosten (insbesondere Kraftstoff) für den Gebrauch des Wagens erstattet erhalten. Sämtliche Steuern, die für den Geldwert der privaten Nutzung des Autos durch den Geschäftsführer fällig sind, sollen von dem Geschäftsführer selbst, entsprechend den jeweils geltenden steuerlichen Vorschriften, getragen werden. Der Wert der privaten Nutzung pro Kalendermonat stellt eine zusätzliche Vergütung dar, die der Geschäftsführer zu versteuern hat. Der geldwerte Vorteil wird durch die pauschale Berechnung des Nutzungswertes nach der jeweils aktuellen Lohnsteuerrichtlinie ermittelt.
		5.2
The Managing Director shall receive a company car (Type Audi A 8, 3.7 or equivalent) for business and private use and all reasonable maintenance and running expenses (especially fuel) associated with the use of the car. All taxes, which are due for the cash value of the private use of the car by the Managing Director, are to be borne by the Managing Director himself according to the tax regulations which are applicable from time to time. The value of the private use per calendar month is considered additional compensation to the Managing Director, which will be subject to wage withholding tax. The cash value profit is calculated on a flat-rate basis of the use value according to the Directive on wage withholding tax in force from time to time.

5.3	Der Geschäftsführer nimmt an dem Lebens- und Unfalltodesversicherungsplan der Gesellschaft für Mitglieder der Geschäftsleitung teil.	5.3	The Managing Director shall participate in the Company´s life insurance and accidental death policies for executives.

6.	Arbeitsverhinderung	6.	Inability to Perform Duties

Der Geschäftsführer ist verpflichtet, der Gesellschaft jede Arbeitsverhinderung, ihre voraussichtliche Dauer und ihre Gründe unverzüglich anzuzeigen. Im Falle einer Erkrankung von mehr als zwei Arbeitstagen ist der Geschäftsführer verpflichtet, vor Ablauf des dritten Kalendertages nach Beginn der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen.

In case the Managing Director shall be unable to perform his duties under this Service Contract, be it for health or other reasons, he shall inform the Company immediately. This obligation to inform also applies to the estimated duration and the reasons for the inability to perform duties. In case of illness of more than two working days, the Managing Director shall provide the Company with a medical certificate regarding the inability to work and its estimated duration on the third calendar day of his inability to perform his duties at the latest.

Ist der Geschäftsführer krankheitsbedingt an der Leistung der nach diesem Dienstvertrag erforderlichen Dienste gehindert, wird die Gesellschaft für einen Zeitraum von bis zu sechs Wochen, beginnend mit dem ersten Tag der Arbeitsverhinderung, sein Gehalt fortzahlen, sofern dieser Dienstvertrag nicht früher endet. Von der siebten Woche der Arbeitsunfähigkeit an wird dem Geschäftsführer das Grundgehalt (vgl. Ziffer 4.1) für die Dauer von bis zu 6 Monaten unter Anrechnung der Leistungen seiner Krankenkasse, insbesondere von Krankengeld und Tagegeld, beginnend mit dem ersten Tag der Arbeitsverhinderung, fortgezahlt. Die Fortzahlungspflicht endet spätestens mit Beendigung dieses Dienstvertrages.

If the Managing Director is prevented from carrying out his duties under this Service Contract due to illness he shall continue to be entitled to payment of his salary for a period of up to 6 weeks beginning on the first day of his inability to work, provided that this Service Contract does not end earlier. From the 7th week of inability to work, the base salary (see Clause 4.1) is paid for a period of up to 6 months beginning on the first day of inability to work. Payments received by the health insurance, in particular sickness benefit and daily benefit, shall be deducted from these payments. The obligation to continue payments ceases no later than the date of termination of this Service Contract.

7.	Urlaub	7.	Vacation
7.1	Der Geschäftsführer hat einen Urlaubsanspruch von 30 Arbeitstagen pro Jahr; Samstage gelten nicht als Arbeitstage.	7.1	The Managing Director shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days.
7.2	Der Zeitpunkt des Urlaubs ist unter Berücksichtigung der betrieblichen Notwendigkeiten und der persönlichen Wünsche des Geschäftsführers in Abstimmung mit dem CEO von Toys “R” Us Inc. und den weiteren Geschäftsführern, soweit vorhanden, festzulegen.	7.2
The time of vacation shall be determined in agreement with the CEO of Toys “R” Us Inc., and the other managing directors, if any, thereby taking into consideration the necessities of the Company and the personal wishes of the Managing Director.

7.3	Urlaubsansprüche entstehen monatlich anteilig während eines Kalenderjahres. Dies gilt auch für das Jahr, in dem der Geschäftsführer seine Dienste für die Gesellschaft aufnimmt sowie das Jahr, in dem die tatsächliche Beendigung des Dienstvertrages eintritt.	7.3
Vacation entitlement accrues pro rata month by month through the calendar year. This also applies to the year in which the Managing Director commences the service for the Company as well as to the year in which the termination of the Service Contract becomes effective.

7.4	Urlaub, der während eines Kalenderjahres nicht genommen wird, kann in das darauffolgende Kalenderjahr übertragen werden, wenn der CEO von Toys “R” Us Inc. zustimmt oder wenn der Urlaub im vorhergehenden Jahr nicht genommen werden konnte, weil geschäftliche Angelegenheiten der Gesellschaft die Anwesenheit des Geschäftsführers erforderten. Urlaub, der nach dieser Regel nicht übertragen werden kann, verfällt zum 31. Dezember. Übertragener Urlaub muss grundsätzlich bis zum 31. März des	7.4
Vacation not taken during the calendar year may only be carried forward to the next calendar year with the approval of the CEO of Toys “R” Us Inc. or if they could not be taken in the preceding year due to the business of the Company requiring the presence of the Managing Director. Holidays, which cannot be carried forward according to this rule lapse effective to December 31. Holidays carried forward must in principle be taken by March 31 of the following calendar year or the holiday entitlement lapses. The Managing Director shall have in principle no claim to payment in folgenden Kalenderjahres genommen werden, anderenfalls verfällt er. Der Geschäftsführer hat grundsätzlich keinen Anspruch auf Abgeltung verfallenen Urlaubs, sofern nicht der Urlaub auf ausdrücklichen Wunsch der Gesellschaft nicht genommen wurde.
			lieu of vacation entitlements, which have lapsed unless the holidays were not taken due to a specific request of the Company.
7.5	Im Übrigen gilt das Bundesurlaubsgesetz in entsprechender Anwendung.	7.5	Incidentally, the Federal Holiday with Pay Act (Bundesurlaubsgesetz) shall be applied mutatis mutandis.
8.	Verschwiegenheitspflicht und vertragliches Wettbewerbsverbot	8.	Confidentiality and contractual non-compete
8.1
Der Geschäftsführer verpflichtet sich, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Informationen, die sich auf die Gesellschaft oder deren Konzerngesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren und nicht für seine eigenen Zwecke zu verwenden. Dies gilt insbesondere hinsichtlich der Einzelheiten der Betriebsorganisation, hinsichtlich der Beziehungen zu Kunden und Auftraggebern und des technischen Know-how. Diese Verpflichtung gilt sowohl während der Dauer dieses Dienstverhältnisses als auch nach seiner Beendigung.
		8.1
The Managing Director shall not disclose to any third party, or use for personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to the Managing Director and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organization of the business, the relations with clients and customers and the Company's technical know-how. This obligation shall not expire upon termination of this Service Contract but shall continue to remain in force thereafter.

8.2	Geschäftliche Unterlagen aller Art, einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen, sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Kostenberechnungen, Statistiken und anderen Geschäftsunterlagen sind nur für dienstliche Zwecke zulässig.	8.2
Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used for business purposes only. No copies or extracts or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be made for purposes other than for the Company's business.

8.3	Der Geschäftsführer ist verpflichtet, auf Verlangen des CEO von Toys “R” Us Inc. jederzeit, im Falle seiner Abberufung sowie im Falle seiner Freistellung ohne Aufforderung, alle der Gesellschaft oder einem mit ihr verbundenen Unternehmen zustehenden Gegenstände am Geschäftssitz der Gesellschaft zu Händen des CEO von Toys “R” Us Inc. oder jedes anderen Mitarbeiters der Gesellschaft, der von dem CEO von Toys “R” Us Inc. bestimmt wird, zurückzugeben, insbesondere:	8.3
The Managing Director shall return all items pertaining to the Company or any of its affiliates at the location of its business offices to the attention of the CEO of Toys “R” Us Inc. or of any other employee of the Company which the CEO of Toys “R” Us Inc. may determine, at any time upon request of the CEO of Toys “R” Us Inc., and without solicitation at his own initiative in the event the Managing Director is removed from his office and in case he is released from his duties, in particular:

-    Laptop, Mobiltelefon, Blackberry,
-    Kreditkarten,
-    Büroschlüssel,
-    sämtliche Geschäftsunterlagen und Kopien hiervon, gleich auf welchem Datenträger.

Der Geschäftsführer gibt das ihm überlassene Dienstfahrzeug am Tag der Beendigung des Dienstverhältnisses in ordnungsgemäßem Zustand nebst sämtlichen Papieren und Schlüsseln zurück.

    - laptop, mobile, blackberry,
-     credit cards,
-     office keys,
- all business documents and copies thereof, irrespective of the data carrier.

The Managing director has to return the company car that was provided to him in proper condition, including all documents and keys on the day the Service Contract ends.

	Ein Zurückbehaltungsrecht an vorgenannten Gegenständen steht dem Geschäftsführer nicht zu.		The Managing Director shall have no right of retention to the above-mentioned items.
8.4	Der Geschäftsführer verpflichtet sich, während der Dauer des Dienstvertrages weder selbständig noch unselbständig als Arbeitnehmer und auch nicht als	8.4	The Managing Director is obliged, during the term of this Service Contract, neither to engage as an employee nor work on a self-employed basis nor work

Unternehmer oder in sonstiger Weise, weder direkt noch indirekt durch Beteiligung, in irgendeiner Form eine Konkurrenztätigkeit auszuüben oder für ein Unternehmen tätig zu sein, welches mit der Gesellschaft oder einem im Sinne von § 15 AktG mit der Gesellschaft verbundenen Unternehmen in direktem Wettbewerb steht. Er wird darauf hingewiesen, dass es ihm aufgrund dieses Dienstvertrags verboten ist, andere Arbeitnehmer oder Kunden der Toys “R” Us group abzuwerben.

in any other way, neither directly nor indirectly, by way of investment held, or in any form to perform any activity which is in competition with the Company or to perform activities for an undertaking of the Toys “R” Us group affiliated with the Company in accordance with Sections 15 ff. Stock Companies Act which is in direct competition with the Company. It is recalled that it is forbidden for the Managing Director based on the present Service Contract to entice other employees or clients of Toys “R” Us group during the term of this Service Contract.

8.5
Das vorgenannte Wettbewerbsverbot gilt insbesondere für die geschäftliche Tätigkeit von Toys „R“ Us im Einzelhandel mit Spielwaren und Jugendprodukten. Es schließt vor allem Unternehmen in den Ländern der europäischen Region ein, in denen Toys „R“ Us Handel betreibt und in denen Konkurrenzunternehmen mehr als 30 % ihrer Einnahmen durch den Verkauf von Spielwaren oder Jugendbekleidung und -möbel erzielen. Außerdem umfasst es die Lieferanten/Hauptabnehmer von Toys „R“ Us , wie Wal-Mart, Mattel, Hasbro, Lego, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Maclaren, Britax, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Zellers, King Jouet, Eroski, Famosa, Loblaws sowie alle ihrer Konzerngesellschaften, Tochtergesellschaften, verbundenen Unternehmen oder beherrschte Unternehmen.
		8.5
The before mentioned non-compete covenant applies in particular to the business of Toys „R“ Us in retail sales of toys and juvenile products. This non-compete covenant includes primarily any companies in countries of the European Region where Toys “R” Us conducts business where those companies derive more than 30 % of their income from the sale of toys or juvenile clothing or furniture. In addition it also includes any of Toys „R“ Us’ main vendors/competitors like Wal-Mart, Mattel, Hasbro, Lego, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Maclaren, Britax, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Zellers, King Jouet, Eroski, Famosa, Loblaws and any of their respective parents, subsidiaries, affiliates or commonly controlled entities.

9.	Einräumung von Nutzungsrechten	9.	Granting of Proprietary Rights
9.1
Der Geschäftsführer räumt der Gesellschaft hiermit unwiderruflich das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Recht ein, urheberrechtlich oder durch verwandte Schutzrechte geschützte Ergebnisse seiner Tätigkeit („Arbeitsergebnisse“), die er in Erfüllung seiner vertraglichen Pflichten aus diesem Dienstvertrag geschaffen hat, vom Zeitpunkt der Rechtsentstehung an zu nutzen. Der Geschäftsführer ist zur anderweitigen Nutzung der Arbeitsergebnisse nicht berechtigt. Die Einräumung umfasst die Befugnis der Gesellschaft, die Rechte im In- und Ausland in körperlicher und in unkörperlicher Form zu nutzen und berechtigt die Gesellschaft zur Weiterübertragung und Vergabe von inhaltlich, räumlich und zeitlich beliebig gestalteten Unterlizenzen an beliebige Dritte.
		9.1
The Managing Director hereby irrevocably grants the Company the exclusive right, unrestricted as to time, territory and content, to use work products protected by copyright or ancillary rights ("Work Products"), which he creates in the course of performance of his contractual duties hereunder. This irrevocable and exclusive right shall take effect upon its creation. The Managing Director is not entitled to any other use of his Work Products. This grant includes the right of the Company to use any copyrights and ancillary rights in a tangible and intangible form, both within and outside Germany, and entitles the Company to assign and sublicense any such rights to any third person, irrespective of the scope of application of the sublicense as to time, territory and content.

	Die Rechtseinräumung erstreckt sich insbesondere auf die folgenden Nutzungsarten:		The granting of rights includes, but is not limited to:
9.1.1	das Recht, Arbeitsergebnisse oder Teile hiervon beliebig dauerhaft oder vorübergehend und auch wiederholt zu vervielfältigen, zu veröffentlichen und zu verbreiten, ganz oder teilweise, mit jedem Mittel und in jeder Form, insbesondere in Printmedien, Film, Rundfunk und /oder digitalen Medien sowie über öffentliche und nicht öffentliche Datennetze jeder Art (Internet, Intranet, Extranet, mobile Datennetze) sowie Datenbanken und elektronische Trägermedien; dies umfasst auch das Recht zur Digitalisierung des Arbeitsergebnisses;	9.1.1
The right to permanently, temporarily and repeatedly reproduce, publish and distribute any Work Products or parts hereof entirely or partly, irrespective of medium and form. This applies in particular to the print media, film, radio and /or digital media, public and private networks of every kind (Internet, Intranet, extranet, mobile data networks) as well as databases and electronic carrier media. This right also includes the right to digitize the Work Product;

9.1.2	das Recht, Arbeitsergebnisse oder Teile hiervon zu übersetzen und zu bearbeiten sowie die erzielten Ergebnisse im Sinne des vorstehenden Absatzes 9.1.1 zu vervielfältigen und zu verbreiten;	9.1.2	The right to translate and edit Work Products or parts hereof as well as to reproduce and distribute the results of the translation and editing in terms of the above paragraph 9.1.1;
9.1.3	das Recht, Arbeitsergebnisse öffentlich vorzuführen und öffentlich wiederzugeben, einschließlich des Rechts der Zugänglichmachung an beliebige Dritte über öffentliche und private Netze, insbesondere über das Internet oder in sonstigen interaktiven Abrufs- oder Zugriffssystemen, einschließlich des Rechts der Einspeisung und Speicherung in solche Systeme;	9.1.3
the right to exhibit and publicly present Work Products, including the right to provide access to them to any third person via public and private networks, in particular via Internet or any other interactive call or pull systems, and including the right to introduce the Work Products into and store them in such systems;

9.1.4	das Recht, Arbeitsergebnisse oder Teile hiervon mit anderen Werken, Werkteilen oder sonstigen Informationen gleich welcher Art zu verbinden und das Ergebnis beliebig, insbesondere auf die vorstehend unter 9.1.1 – 9.1.3 genannten Arten zu verwerten, zu nutzen und zu bearbeiten.	9.1.4
the right to join Work Products or parts hereof with other works, parts of works or any other information and to exploit, use or edit the result in any form, in particular in the actions mentioned above in 9.1.1 – 9.1.3.

9.2	Die Rechte des Geschäftsführers nach § 38 Abs. 1 Satz 2 UrhG werden ausdrücklich ausgeschlossen. Der Geschäftsführer verzichtet des Weiteren auf die Ausübung etwaiger ihm an den Arbeitsergebnissen zustehender	9.2
The Managing Director’s rights existing in accordance with Section 38 para. 1 sentence 2 German Copyright Act (Urheberrechtsgesetz) are explicitly excluded. Furthermore, the Managing Director waives any of his possible

Urheberpersönlichkeitsrechte, soweit diese die ungestörte Nutzung durch die Gesellschaft beeinträchtigen würden. Insbesondere verzichtet der Geschäftsführer auf die ihm zustehende Veröffentlichungsrechte und stimmt Änderungen seines Werkes in brachenüblichem Umfang zu. Das Recht des Geschäftsführers, Entstellungen, andere Beeinträchtigungen oder Nutzungen zu verbieten, die geeignet sind, seine berechtigten geistigen und persönlichen Interessen am Beitrag zu gefährden, bleibt unberührt.

author’s personal rights existing with regard to the Work Products as far as they may affect the undisturbed use by the Company. In particular, the Managing Director waives his right to publish the Work Products and consents to modifications of his work within a scope customary in the industry. The Managing Director’s right to prohibit distortions, other impairments or uses which are capable endangering the legitimate intellectual and personal interests intrinsic to the work remain unaffected.

9.3	Der Geschäftsführer überträgt darüber hinaus alle Rechte an im Rahmen dieses Vertrages geschaffenen Datenbanken in der Weise, dass die Gesellschaft Herstellerin der Datenbanken gemäß § 87a UrhG ist.	9.3
In addition, the Managing Director assigns all rights with regard to any data bases created within the scope of his contractual duties in such manner that the Company is the producer of the data bases according to Section 87a German Copyright Act (Urheberrechtsgesetz).

9.4	Der Geschäftsführer räumt der Gesellschaft das Recht ein, die in den Absätzen 9.1 – 9.2 genannten Rechte auch durch Dritte unter Übertragung der entsprechenden Nutzungsrechte im In- und Ausland nutzen zu lassen.	9.4
The Managing Director grants the Company the right to assign all of the rights referred to under the paragraphs 9.1 – 9.2 above to third parties and to permit them to exploit the Work Products both within and outside Germany.

9.5	Die Einräumung sämtlicher Nutzungsrechte und die Verwertung der Arbeitsergebnisse sind mit der unter Ziffer 4 vereinbarten Vergütung abgegolten.	9.5	The above granting of all rights to use and to exploit the Work Products is deemed to be remunerated in full by the salary agreed to in Clause 4.

9.6	Patent- und gebrauchsmusterfähige Erfindungen und technische Verbesserungsvorschläge des Geschäftsführers sowie sonstige durch gewerbliche Schutzrechte geschützte Arbeitsergebnisse überträgt der	9.6
The Managing Director hereby irrevocably and completely grants the Company all patentable inventions, inventions that may be registered as utility models and suggestions for technical improvements made by the Managing Director as well as work

	Geschäftsführer hiermit bereits vollständig und unwiderruflich der Gesellschaft. Der Geschäftsführer ist verpflichtet, Erfindungen und technische Verbesserungsvorschläge, die er im Rahmen dieses Dienstverhältnisses macht, der Gesellschaft unverzüglich anzuzeigen und sie bei der Anmeldung gewerblicher Schutzrechte im Namen der Gesellschaft nach Kräften zu unterstützen, insbesondere vor der jeweiligen Registrierungsbehörde die dazu erforderlichen Erklärungen abzugeben und Dokumente vorzulegen.	9.6
products protected by industrial property rights. The Managing Director is obliged to immediately disclose to the Company any inventions and suggestions for technical improvement he makes within the scope of this Service Contract. The Managing Director will assist the Company with the registration of industrial property rights on behalf of the Company to the best of his ability, and will, in particular, make the necessary declarations to the respective registration authority and present the necessary documents.

9.7	Im Übrigen stehen alle Arbeitsergebnisse, die während und im Zusammenhang mit diesem Dienstvertrag vom Geschäftsführer geschaffen werden, entschädigungslos der Gesellschaft zu. Der Geschäftsführer verpflichtet sich, sonstige Arbeitsergebnisse zunächst der Gesellschaft zur Verwertung anzubieten.	9.7
In addition, all other work products created by the Managing Director during and in connection with this Contract belong to the Company and no additional remuneration shall be payable by the Company. The Managing Director is obliged to offer any other work products first to the Company for the purpose of exploitation.

10.	Vertragsdauer und Kündigung; Abfindungszahlung	10.	Term of Employment and Termination; Severance Payment

10.1
Dieser Dienstvertrag ist für unbestimmte Zeit geschlossen. Das Anstellungsverhältnis endet jedoch, ohne dass es einer Kündigung bedarf, spätestens mit Ablauf des Monats, in dem der Geschäftsführer das gesetzliche Regelrentenalter erreicht, oder des Monats, in dem der Geschäftsführer staatliche Altersrente oder dauernde Erwerbsminderungsrente beanspruchen kann, je nachdem, welches Ereignis früher eintritt. Jede Partei ist berechtigt, das Vertragsverhältnis mit einer Frist von 12 Monaten zum Ende eines Kalendermonats zu kündigen. Eine zwingend anzuwendende Verlängerung der Kündigungsfrist zu Gunsten des Geschäftsführers ist auch zu Gunsten der Gesellschaft anzuwenden und umgekehrt.
10.1
This Service Contract is concluded for an indefinite period. It shall, however, end without the need to give notice not later than the expiry of the month during which the Managing Director attains the age of reaches the regular retirement age, or the month during which the Managing Director is entitled to receive state old age pension or pension for a permanent reduction in earning capacity, whichever occurs first. Each party is entitled to terminate this Contract by giving 12 months prior notice effective to the end of any calendar month. In case the Company is obliged to observe an extended notice period for the benefit of the Managing Director, such an extension shall also apply for the benefit of the Company and vice versa.

10.2	Für den Fall, dass dieser Dienstvertrag gekündigt wurde, ist die Gesellschaft berechtigt, den Geschäftsführer jederzeit von der Arbeitsleistung freizustellen. In einem solchen Fall wird die Gesellschaft die vertraglich vereinbarte Vergütung an den Geschäftsführer während der Freistellungsphase fortzahlen.	10.2
In case this Service Contract has been terminated, the Company is entitled to release the Managing Director from his duty to work at any time. In such case the Company shall continue to pay the contractual remuneration to the Managing Director.

Die unwiderrufliche Freistellung erfolgt unter Anrechnung des dem Geschäftsführer bis zu seinem Ausscheiden noch zustehenden Resturlaubs. Der Resturlaub wird mit dem auf die Freistellung folgenden Tag angetreten und zusammenhängend genommen.
Any open vacation claims shall be deemed to be compensated by such period of irrevocable release. The open vacation shall be taken from the first day after the release on without interruption.

Danach muss sich der Geschäftsführer gegenüber seinem Vergütungsanspruch dasjenige anrechnen lassen, was er durch anderweitigen Einsatz seiner Arbeitskraft verdient oder böswillig zu verdienen unterlässt. Der Geschäftsführer hat der Gesellschaft unaufgefordert mitzuteilen, ob und in welcher Höhe er Arbeitsentgelt neben der Vergütung erhält, die ihm die Gesellschaft zahlt. Auf Verlangen sind die Angaben durch Vorlage prüfbarer Unterlagen zu belegen.

After the vacation, any earnings the Managing Director receives due to other employment of his labor and any salary he maliciously refrains from earning shall be deducted from his salary. The Managing Director has to inform the Company, without being asked, about any remuneration he obtains apart from the salary he receives from the Company. This duty to inform also includes the amount of the remuneration. If the Company so requires, the Managing Director has to prove this information by presenting auditable records.

Für den Fall, dass die Gesellschaft den Geschäftsführer während der Kündigungsfrist freistellt, gilt das während des Bestehens dieses Dienstvertrages geltende Wettbewerbsverbot fort. Hingegen entfällt während der Freistellungsphase die Verpflichtung, vor der Aufnahme einer Tätigkeit für einen Nichtwettbewerber die ausdrückliche schriftliche Einwilligung der Gesellschafterversammlung oder des CEO von Toys “R” Us Inc. einzuholen; der Geschäftsführer kann in diesem Freistellungszeitraum also für einen Nichtwettbewerber ohne vorherige Genehmigung der Gesellschaft arbeiten.

In case the Company releases the Managing Director from work during the notice period, the contractual non-compete covenant effective during the term of this Service Contract remains unaffected. In contrast, the obligations to seek explicit prior written consent of the shareholders or of the CEO von Toys “R” Us Inc. before taking up any other activity for a non-competitor shall not apply; and the Managing Director is specifically permitted to work for a non-competitor without seeking prior Company approval during the period of release.

	Während der Freistellung wird die vereinbarte Vergütung weiter bezahlt, auch wenn der Geschäftsführer für eine nicht im Wettbewerb stehende Firma arbeitet.
In case the Managing Director works for a non-competitor during the notice period after being released from work, any possible compensation he receives will not affect the Company’s obligation to continue to pay the contractual remuneration as described above.

10.3	Das Recht beider Vertragsparteien zur außerordentlichen, insbesondere fristlosen Kündigung des Vertrages bleibt unberührt.	10.3	Each party’s right to terminate in exceptional cases, in particular to give termination without notice, remains unaffected.
10.4	Die Kündigung bedarf der Schriftform. Eine Abberufung des Geschäftsführers gilt zugleich als ordentliche Kündigung dieses Vertrages, wenn keine außerordentliche Kündigung vorgenommen wird.	10.4
Notice of termination must be given in writing. A revocation of the appointment as Managing Director shall at the same time be deemed to be a termination with notice, provided that no termination for cause has been given.

11.	Kundenschutz, Abwerbeverbot, Vertragsstrafe	11.	Non-Solicitation Covenant, Non-Enticement Covenant, Contractual Penalty
11.1
Der Geschäftsführer ist verpflichtet, während der Dauer des Dienstvertrags und für die Dauer von einem Jahr ab dem Beendigungsdatum nicht in geschäftliche Beziehungen zu solchen Lieferanten und Kunden der Gesellschaft zu treten, mit denen diese zum Beendigungsdatum oder während der letzten 12 Monate vor dem Beendigungsdatum in geschäftlichen Beziehungen stand und die sich im Einzelhandel mit Spielwaren und Jugendprodukten betätigen („Geschäftskontakte“). Unter Geschäftskontakten verstehen die Parteien auch Kontakte, welche dem Geschäftsführer im Rahmen von Akquisitionsmaßnahmen der Gesellschaft bekannt geworden sind. Geschäftskontakte im zuvor genannten Sinne sind nur solche in den Ländern der europäischen Region, in denen Toys „R“ Us Handel betreibt und in denen die Geschäftskontakte mehr als 30 % ihrer Einnahmen durch den Verkauf von Spielwaren oder Jugendbekleidung und -möbel erzielen. Außerdem gehören hierzu die Lieferanten/Hauptabnehmer von Toys „R“ Us , wie Wal-Mart, Mattel, Hasbro, Lego, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Maclaren, Britax, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Zellers, King Jouet, Eroski, Famosa, Loblaws sowie alle ihre Konzerngesellschaften, Tochtergesellschaften, verbundenen Unternehmen oder beherrschte Unternehmen.
		11.1
For the duration of this Service Contract and for a period of 12 months after the termination date the Managing Director shall refrain from commencing any business relations with suppliers and customers of the Company, with whom business relations of the Company existed on the termination date or within a period of 12 months prior thereto and which conduct business in retail sales of toys and juvenile products (“Business Contacts”). The parties agree that Business Contacts include contacts to any person or entity, which the Managing Director had contact with in connection with acquisition projects of the Company. Business Contacts as defined above shall only include such that are located in countries of the European Region where Toys “R” Us conducts business and where those Business Contacts derive more than 30 % of their income from the sale of toys or juvenile clothing or furniture. In addition Business Contacts include any of Toys „R“ Us’ main vendors/competitors like Wal-Mart, Mattel, Hasbro, Lego, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Maclaren, Britax, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles, K-Mart/Sears, Target, Amazon.com, Buy Buy Baby, Zellers, King Jouet, Eroski, Famosa, Loblaws and any of their respective parents, subsidiaries, affiliates or commonly controlled entities.

	Für die Einhaltung dieses Verbots nach Beendigung des Dienstvertrags erhält der Geschäftsführer keine gesonderte Entschädigung.		The Managing Director shall not be entitled to a separate compensation for complying with this provision after the end of this Service Contract.

11.2	Während der Dauer des Dienstvertrags und für die Dauer von 12 Monaten ab dem Beendigungsdatum ist es dem Geschäftsführer untersagt, Mitarbeiter der Gesellschaft durch unmittelbare oder mittelbare Einflussnahme zur Beendigung ihres Vertragsverhältnisses mit der Gesellschaft zu bewegen. Das Verbot gilt auch für Mitarbeiter von mit der Gesellschaft verbundenen Unternehmen.	11.2
For the duration of this Service Contract and for a period of 12 months after the termination date the Managing Director is prohibited from inciting employees of the Company, through his direct or indirect influence, to terminate their contractual relationship with the Company. This prohibition shall also apply to employees of affiliates of the Company.

11.3	Für jeden Verstoß gegen die Verpflichtungen aus dieser Ziffer 11 verwirkt der Geschäftsführer eine Vertragsstrafe in Höhe eines Bruttomonatsgrundgehalts, wie es der Geschäftsführer zuletzt bezogen hat. Weiter gehende Schadensersatzansprüche bleiben unberührt.	11.3
For each violation of the obligations under this Clause 11, the Managing Director shall pay a contractual penalty in the amount of one monthly gross base salary, the Managing Director last received. Further damage claims are not affected hereby.

12.	Schlussbestimmungen	12.	Final Provisions
12.1	Die durch Toys “R” Us Inc. gegenüber dem Geschäftsführer erteilte Zusage vom 11. März 2013 auf Gewährung eines Special Transition Bonus bleibt von diesem Dienstvertrag unberührt.	12.1	The promise given by Toys “R” Us Inc. vis-à-vis the Managing Director dated March 11, 2013 regarding the granting of a Special Transition Bonus shall remain unaffected by the present Service Contract.

12.2	Im Übrigen stellt dieser Dienstvertrag inklusive aller Anlagen die gesamte Vereinbarung der Parteien dar. Alle früheren Arbeits- oder Dienstverträge mit der Gesellschaft oder mit einem mit ihr verbundenen oder untergeordneten Unternehmen werden ausdrücklich und einvernehmlich zum Anfangsdatum dieses Dienstvertrages (vgl. Ziffer 1.1) aufgehoben, soweit dieser Vertrag nichts anderes regelt. Gleiches gilt für ein etwaiges Angebotsschreiben, das der Geschäftsführer erhalten hat. Anrechenbare Zeiten einer Vorbeschäftigung bestehen seit dem 1. August 2007.	12.2
For the rest, this Service Contract including all addenda represents the entire agreement and understanding of the parties. All previous employment contracts or service contracts concluded with the Company or its associated or affiliated companies, if any, are cancelled explicitly and by consent of both parties effective to the commencing date of this Service Contract (compare Clause 1.1) as far as the present agreement does not provide otherwise. The same applies to any offer letter the Managing Director has received. Chargeable times of previous employment exist since August 1, 2007.

12.3	Änderungen oder Ergänzungen dieses Vertrages, einschließlich dieser Vorschrift, bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Dies gilt nicht für individuelle Vereinbarungen.	12.3	Any amendments or additions to this contract, including this regulation, must be made in writing in order to become effective. This does not apply to individual agreements.
12.4	Für den Fall, dass einzelne Bestimmungen dieses Vertrages unwirksam sein sollten, bleiben die übrigen Bestimmungen gültig. Anstelle der unwirksamen Bestimmung oder zur Ausfüllung eventueller Lücken des Vertrages soll eine angemessene wirksame Regelung treten, die die Parteien gewollt hätten, wenn ihnen die Unwirksamkeit oder Regelungslücke bekannt gewesen wäre, und die in ihrem wirtschaftlichen Ergebnis der unwirksamen Bestimmung entspricht oder ihr so nahe wie möglich kommt.	12.4
In the event that individual provisions of this contract are ineffective, the remaining regulations shall remain in effect. In lieu of the invalid provision or as a remedy of the possible incompleteness of the contract, an appropriate valid provision, which the parties would have intended if they had known of the ineffectiveness or of the incompleteness of the contract and which corresponds either to the commercial effect of the invalid provision or comes as close to it as possible, shall replace the invalid one.

12.5	Für Streitigkeiten im Zusammenhang mit diesem Dienstvertrag ist Gerichtsstand am Sitz der Gesellschaft.	12.5	In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.
12.6	Dieser Dienstvertrag und seine Auslegung unterliegen dem Recht der Bundesrepublik Deutschland.	12.6	This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.
12.7	Im Zweifel hat die deutsche Fassung dieses Vertrages Vorrang.	12.7	In case of doubt the German version of this Contract shall prevail.

Der Geschäftsführer/ The Managing Director:		Für die Gesellschaft / The Company by Toys “R” Us Inc. acting as sole shareholder in the name of Toys “R” Us GmbH diese wiederum vertreten durch / in turn represented by

Ort, Datum :	October 30, 2013

Unterschrift:	/s/ Dr. Wolfgang Link

Name:	Dr. Wolfgang Link	Place, Date :	November 7, 2013

		Signature :	/s/ Robert S. Zarra

		Name :	Robert S. Zarra

		Title:	Vice President, International Controller

(Anhang A beigefügt / Addendum A enclosed herewith)

Anhang A / Addendum A

Wolfgang Link - 2013 Bonus Calculation

Time Period	2/1 to 10/30	10/31 to 1/31
Title	Managing Director, Central Europe	President, Toys "R" Us, Europe
Base Salary	€379.100	€435.000
Target Bonus %	80%	100%
Full Year Target Bonus	€303.280	€435.000
Days in Role	272	96
Base Salary Earnings	€280.204	€113.478
Target Bonus for Time Period	€224.163	€113.478

MIP Metrics	Target Weighting	Target Weighting
Consolidated EBITDA	15,00%	15,00%
Consolidated Cash Flow	5,00%	5,00%

Country EBITDA	45,00%	45,00%
United Kingdom	0,00%	11,25%
Central Europe	45,00%	11,25%
Iberia	0,00%	11,25%
France	0,00%	11,25%

Country Cash Flow	15,00%	15,00%
United Kingdom	0,00%	3,75%
Central Europe	15,00%	3,75%
Iberia	0,00%	3,75%
France	0,00%	3,75%

Financial Component Weighting	80,00%	80,00%
Personal Component Weighting	20,00%	20,00%

Cash Flow (defined as EBITDA less Capital Expenditure and the change in Working Capital)
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)